EXHIBIT 24.1

POWER OF ATTORNEY
      Know all by these presents, that the undersigned hereby constitutes and appoints each of Scott Garber, Brad Ferguson, Kevin Dotts and Cary Smith, signing singly, the undersigned's true and lawful attorney-in-fact to:
      (1)	execute for and on behalf of the undersigned, in
the undersigned's capacity as an officer and/or director of EarthLink, Inc., a Delaware corporation (the "Company"), all filings, forms and other instruments that may be required or appropriate, including, but not limited to, Forms 3, 4 and 5, as now in existence and as hereinafter in effect (the "Filings"), pursuant to and in accordance with Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as such may be amended from time to time, or any other law, rule or regulation related to the undersigned's holdings of and transactions in securities issued by the Company (the "Section 16 Laws");
      (2)	do and perform any and all acts for and on behalf
of the undersigned that may be necessary or desirable to complete and execute the Filings, complete and execute any amendment or amendments thereto, and timely file the Filings with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
      (3)	take any other action of any type whatsoever in
connection with the foregoing that, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.
      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Section 16 Laws.
      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to comply with the Section 16 Laws, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
      The undersigned agrees to indemnify the foregoing attorneys-in-fact, and hold them harmless against, any loss, liability, or expense (including the reasonable costs and expenses of defending against any claim of liability) of whatever kind or character, incurred without both the bad faith and either gross negligence orwillful misconduct on the part of the foregoing attorneys-in-fact, for anything done or omitted by the foregoing attorneys-in-fact in connection with the exercise and performance of this Power of Attorney. The foregoing attorneys-in-fact shall incur no liability for or in respect of any action taken, suffered or omitted in connection with the exercise and performance of this Power of Attorney in reliance upon any instrument, affidavit, letter, notice, direction (written or oral), consent, certificate, statement, or other document or oral expression, believed by the foregoing attorneys-in-fact to be genuine, without independent verification.
      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of October, 2002.

___/s/ Sky D. Dayton______
Sky D. Dayton